Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Sector Funds (Invesco Sector Funds) of our reports dated June 18, 2026, relating to the financial statements and financial highlights of Invesco Comstock Fund, Invesco Comstock Select Fund, Invesco Dividend Income Fund, Invesco Energy Fund, Invesco Gold & Special Minerals Fund, Invesco Small Cap Value Fund, Invesco Technology Fund and Invesco Value Opportunities Fund, which appear in AIM Sector Funds (Invesco Sector Funds)’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

August 26, 2026